Exhibit 1

Press release

Medicsight PLC

(“Medicsight” or “the Company”)

Interim Results for the six months ended 30 June 2007

Medicsight PLC (AIM: MDST), industry leader in the development of Computer-Aided Detection (CAD) and image analysis software to assist in the early detection and diagnosis of disease, is pleased to announce its Interim Results for the six months ended 30 June 2007.

Highlights

•                          Successful AIM IPO which raised £32 million before fees

•                          New global distribution agreement signed with Barco NV

•                          Four regulatory approvals granted

•                          Medicsight CAD technology showcased at 3 radiological conferences

David Sumner, Chief Executive of Medicsight PLC, commented: “I have been delighted with progress on all fronts. The contract pipeline is building ahead of schedule, regulatory approvals are on schedule and product development is on track. In addition, on 21 June 2007 Medicsight made its debut on the AIM Market of the London Stock Exchange. The capital raised will enable Medicsight to commercialise its CAD software in all major healthcare markets in the world today.”

For further information, please contact:

Medicsight PLC
David Sumner	+44 (0)20 7605 7950
www.medicsight.com

Collins Stewart Europe Limited
Tim Mickley
Jonny Sloan	+44 (0)20 7523 8350
+44 (0)20 7523 8302

Media enquiries:

Abchurch
Heather Salmond	Tel: +44 (0) 20 7398 7700

heather.salmond@abchurch-group.com

Ashley Tapp	Tel: +44 (0) 20 7398 7700

ashley.tapp@abchurch-group.com

Stephanie Cuthbert	Tel: +44 (0) 20 7398 7700

stephanie.cuthbert@abchurch-group.com	www.abchurch-group.com

Chief Executive’s Review

Following our successful admission to AIM on 21 June 2007, I am pleased to report the Group’s first set of interim results as a public company.

Financial Review

From our IPO we raised £30,450,000 net new money (after advisor fees) – which gives us a healthy cash and net assets position at 30 June 2007.

Following the IPO we repaid, in full, the loan of £5,478,000 from our parent company (MGT Capital Investments, Inc), and terminated by mutual agreement, the credit facility that we had in place from Asia IT Capital Investments Ltd.

At 30 June 2007 we had £27,928,000 of cash and £27,625,000 of net assets.  We have invested our surplus cash in short term cash deposits.

In the period ended 30 June 2007 we spent a total of £3,566,000 on operating costs (£3,155,000 for the period ended 30 June 2006) – which is in line with Company expectations.

Strategy

We have an aggressive strategy in place to increase sales and maximise shareholder return. We aim to sign new distribution agreements for our ColonCAD™ and LungCAD™ products and to drive the use and distribution of existing products. We have also developed new revenue opportunities with our online ‘pay per use’ model. In order to maintain our leading position, we will continue to invest in new technology and will roll out additional product improvements.

Commercial Partnerships

In accordance with our strategy, we distribute our products through commercial partnerships with leading 3D visualisation companies and medical equipment manufacturers. We recently reinforced our global distribution capability and relationships with key partners and currently have global distribution agreements in place with Vital Images, Inc., Barco N.V., TeraRecon, Inc., Viatronix, Inc. and 3mensio Medical Imaging BV.

Barco is a leading provider of enterprise-wide 3D advanced visualisation solutions. Our relationship will enable Medicsight’s ColonCAD™ to be distributed with Barco’s 3D visualisation products and through the Picture Archiving and Communication Systems (PACS) offered by Barco’s partners.

These contracts will enable Medicsight and its partners to accelerate the penetration of the growing CAD market.  Through these channel partners alone there is a total potential installed base of over 7,500 workstations.

We anticipate completing additional distribution contracts in 2007 that will give us access to a further 15,000 workstations.

Medicsight estimates the global installed base opportunity is 25,000 MDCT scanners. Furthermore there are a further 35,000 single detector CT scanners which it would be reasonable to expect could be upgraded to MDCT scanners after five years of use.

Regulatory Update

The Company’s regulatory applications are progressing as planned.  In the period ending 30 June 2007, we secured the following regulatory approvals for our products:

•                  On 30 January 2007, we were granted Medical Device Licenses from the Therapeutic Products

Directorate of Health Canada for our ColonCAD™ API Version 3 and our LungCAD™ API Version 3 applications.

•                  On 4 June 2007, our MedicRead Colon 1.0 and ColonCAD™ API 3.2 applications were CE marked.

•                  On 5 July 2007, we were granted Medical Device Licenses from the Therapeutic Products Directorate of Health Canada to allow us to begin marketing and selling MedicRead Colon 1.0 in Canada.

Our regulatory approval applications in the USA, China, Japan, Australia and Brazil are on schedule.

Prospects

The Group is in a strong position to take advantage of the health imaging market and expects to deliver strong growth in both existing and new markets following approvals.

David Sumner

Chief Executive Officer

9 August 2007

INTERIM FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENTS

	6 months ended 30 June 2007	6 months ended 30 June 2006	Year ended 31 December 2006
	(unaudited)	(unaudited)	(audited)
	£000	£000	£000

Administrative expenses	(3,013)	(2,498)	(4,817)
Research and development	(553)	(657)	(1,161)

Operating loss	(3,566)	(3,155)	(5,978)

Finance income (net)	39	523	1,042

Loss before taxation	(3,527)	(2,632)	(4,936)

Taxation	—	—	—

Loss on ordinary activities after taxation	(3,527)	(2,632)	(4,936)

Loss per share - basic and diluted	(3p )	(3p )	(6p )

The notes on pages 9 to 14 form part of these interim financial statements.

INTERIM FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

	30 June 2007	30 June 2006	31 December 2006
	(unaudited)	(unaudited)	(audited)
	£000	£000	£000

ASSETS
Non current assets
Intangible assets	—	174	—
Property plant and equipment	103	104	130

	103	278	130

Current assets
Trade and other receivables	904	792	784
Cash and cash equivalents	27,928	367	6,164

	28,832	1,159	6,948

Total assets	28,935	1,437	7,078

LIABILITIES
Current liabilities
Trade and other payables	1,310	938	1,300

Non current liabilities
Debt	—	17,444	5,599
Other payables	—	9	—

Total liabilities	1,310	18,391	6,899

Net assets (liabilities)	27,625	(16,954)	179

SHAREHOLDERS’ EQUITY
Ordinary shares	7,776	4,322	6,322
Share premium	57,306	11,019	28,311
Share based payment reserve	883	260	405
Currency translation reserve	23	(23)	(23)
Retained earnings	(38,363)	(32,532)	(34,836)

Total shareholders’ equity	27,625	(16,954)	179

The notes on pages 9 to 14 form part of these interim financial statements.

INTERIM FINANCIAL STATEMENTS

CONSOLIDATED CASH FLOW STATEMENTS

	6 months ended 30 June 2007	6 months ended 30 June 2006	Year ended 31 December 2006
	(unaudited)	(unaudited)	(audited)
	£000	£000	£000

Cash flows from operating activities
Cash used in operations	(3,145)	(2,458)	(4,519)
Interest received	110	54	63
Interest paid	(192)	—	—

Net cash from operating activities	(3,227)	(2,404)	(4,456)

Cash flows from investing activities
Proceeds on sale of equipment	(22)	(24)	(127)

Net cash used in investing activities	(22)	(24)	(127)

Cash flows from financing
Net proceeds from issues of ordinary share capital	30,449	—	6,292
Finance lease principal repayments	(4)	(5)	(10)
Repayment of borrowings	(5,478)	(1,312)	—
New borrowings	—	—	353

Net cash used in financing activities	24,967	(1,317)	6,635

Effects of exchange rate changes	46	(15)	(15)
Net increase in cash and cash equivalents	21,764	(3,760)	2,037

Cash and cash equivalents at 1 January	6,164	4,127	4,127

Cash and cash equivalents at period end	27,928	367	6,164

The notes on pages 9 to 14 form part of these interim financial statements.

INTERIM FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Share Capital	Share Premium	Share based payment reserve	Currency translation reserve	Retained earnings	Total Equity
	£000	£000	£000	£000	£000	£000

At 1 January 2006	4,322	11,019	114	(8)	(29,900)	(14,453)
Loss for the period	—	—	—	—	(2,632)	(2,632)
Net exchange adjustments	—	—	—	(15)	—	(15)
Share based payments	—	—	146	—	—	146

Total recognised income and expense	—	—	—	—	(2,632)	(2,632)

At 30 June 2006	4,322	11,019	260	(23)	(32,532)	(16,954)
Loss for the period	—	—	—	—	(2,304)	(2,304)
Share based payments	—	—	145	—	—	145
Ordinary Shares issued	2,000	—	—			2,000
Premium on Ordinary Shares issued	—	18,000	—	—		18,000
Share issue costs	—	(708)	—			(708)

Total recognised income and expense	—	—	—	—	(2,304)	(2,304)

At 31 December 2006	6,322	28,311	405	(23)	(34,836)	179
Loss for the period	—	—	—	—	(3,527)	(3,527)
Net exchange adjustments	—	—	—	46	—	46
Share based payments	—	—	478	—	—	478
Ordinary Shares issued	1,454					1,454
Premium on Ordinary Shares issued	—	30,546	—	—	—	30,546
Share issue costs	—	(1,551)	—	—	—	(1,551)

Total recognised income and expense	—	—	—	—	(3,527)	(3,527)

At 30 June 2007	7,776	57,306	883	23	(38,363)	27,625

NOTES TO INTERIM FINANCIAL STATEMENTS

1.              Basis of preparation of interim financial information

The Group interim financial statements have been prepared in accordance with International Accounting Standard 34 ‘Interim financial reporting’ on a consistent basis with the accounting policies set out in the Medicsight PLC Annual Report and Accounts for the year ended 31 December 2006.

These interim financial statements are unaudited and do not constitute statutory accounts of the Group as defined in section 240 of the Companies Act 1985.

The financial information for the year ended 31 December 2006 has been extracted from the Group’s published financial statements for that year, which contain an unqualified audit report and which have been filed with the Registrar of Companies.

2.              Segmental geographical reporting

The primary segment is geographical

6 months ended 30 June 2007	UK	Other	Total
	£000	£000	£000

Revenue	—	—	—
Loss	(2,936)	(591)	(3,527)
Segment assets	28,850	85	28,935
Capital expenditure	22	—	22

6 months ended 30 June 2006	UK	Other	Total
	£000	£000	£000
Revenue	—	—	—
Loss	(2,491)	(141)	(2,632)
Segment assets	1,216	221	1,437
Capital expenditure	24	—	24

12 months ended 31 December 2006	UK	Other	Total
	£000	£000	£000
Revenue	—	—	—
Loss	(4,373)	(563)	(4,936)
Segment assets	7,014	64	7,078
Capital expenditure	98	29	127

3.                                      Loss per ordinary share

	6 months ended 30 June 2007	6 months ended 30 June2006	Year ended 31 December 2006
	(unaudited)	(unaudited)	(audited)

Loss for the period (£000)	3,527	2,632	4,936
Weighted average number of ordinary shares (000)	128,041	86,434	86,872
Loss per ordinary share – basic and diluted	(3p)	(3p)	(6p)

The loss per share is based on the weighted average number of ordinary shares in issue during the year.  The Company has recorded a loss in all periods.  No adjustment has been made to the basic loss per share, as the exercise of the share options would have the effect of reducing the loss per ordinary share and is anti- dilutive.

4.              Debt

	6 months ended 30 June 2007	6 months ended 30 June 2006	Year ended 31 December 2006
	(unaudited)	(unaudited)	(audited)
	£000	£000	£000

Debt	—	17,444	5,599

During the period ended 30 June 2007, the Company repaid in full the loan with MGT Capital Investments Inc (the parent company).

On 30 June 2007, the credit facility with Asia IT Capital Investments limited (a related party) was terminated by mutual agreement.

5.                                      Share issue and Initial Public Offering

On 21 June 2007 Medicsight PLC issued 29,090,909 5p Ordinary Shares at a price of £1.10, and listed the company on the AIM Market of the London Stock Exchange. We incurred IPO-related fees of £1,550,000, including £149,000 with Asia IT Capital Investments Ltd (a related party).

6.              Share options

The Company has granted share options to eligible employees since 2003.  In the period ending 30 June 2007, the Company granted the following options:

Plan E - On 22 February 2007 the Company approved share option plan “E” and granted options over 5,900,000 shares.  The options had an exercise price of £0.50 and vest equally over 3 years after the employees have been employed for 12, 24 and 36 months. The options expire if unexercised on 31 December, 2016.

Plan F - On 16 May 2007 the Company approved share option plan “F” and granted options over 350,000 shares.  The options had an exercise price of £0.75 and vest equally over 3 years after the employees have been employed for 12, 24 and 36 months. The options expire if unexercised on 31 March 2017.

On 22 February 2007 the Company re-priced 50% of the existing employee share options under Plan A to D to £0.50.  No other terms of the options plans were changed.

A summary of the movement on the share option plans is:

	30 June 2007		31 December 2006
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Start of period	3,684,000	£1.04	3,695,000	£1.00
Granted	6,250,000	£0.75	1,625,000	£1.08
Forfeited	(689,000)	£0.75	(1,636,00)	£1.00
Exercised	—	—	—	—

At period end	9,245,000	£0.73	3,684,000	£1.04

The following data is a summary of the status of the share options outstanding at 30 June 2007:

		Remaining contractual life
Share Option Plan	Number	(years)

A	488,000	5.6
B	897,000	6.8
C	235,000	7.9
D	1,375,000	9.0
E	5,900,000	9.6
F	350,000	9.9

Options are fair valued using the Black-Scholes option pricing model. No performance conditions were included in the fair value calculations. The following weighted average assumptions were used to estimate the fair value of stock options granted in the period:

Dividend yield	Nil
Expected volatility	60% to 65%
Risk free rates	4.65% to 5.25%

Expected volatility is based on historical volatility over the last three years of MGT Capital Investments, Inc (the parent company).  The expected life is the average expected period to exercise (usually the vesting period).  The risk free rate of return is the yield on zero-coupon UK government bonds of a term consistent with the assumed option life.

In the period ending 30 June 2007 the Company recorded a share option charge of £478,000 (December 2006: £291,000).

7.                                      Related Parties

The Company has related party relationships with its subsidiaries, its parent company (MGT Capital Investments, Inc), directors, employees and subsidiary companies of its parent company.

During the year the Company funded the trading activities of its subsidiary operations for NIL mark up to cost.

Parent company loan

The Company had a loan arrangement with its parent company. This loan was repaid in full in June 2007.

Asia IT Capital Investments Ltd

A brother of Tim Paterson-Brown (a director of the Company) is a director of Asia IT Capital Investments Ltd.

The Company had a £10M credit facility with Asia IT Capital Investments Ltd. On 30 June 2007, the credit facility with Asia IT Capital Investments (a related party) was terminated by mutual agreement.

We incurred £149,000 of IPO-related fees from Asia IT Capital Investments Ltd which were paid in the period ended 30 June 2007.

Other entities

Medicexchange PLC (incorporated in July 2006 in England and Wales) is a subsidiary of the Company’s parent company (MGT Capital Investments, Inc).  Medicexchange PLC and the Company both operate from 66 Hammersmith Road, London, with Medicexchange PLC being the tenant on the lease with the landlord.

In the period ended June 30, 2007: (a) Medicexchange PLC charged the Company for rent and related costs; and (b) the Company charged Medicexchange PLC for services and a share of finance, admin and IT resource costs.  There is a netting arrangement in place between the companies. Net charges in the period were £319,000 and the balance outstanding as at 30 June was £219,000.

8.                                      Reconciliation of net cash flows from operating activities

	6 months ended 30 June 2007	6 months ended 30 June 2006	Year ended 31 December 2006
	(unaudited)	(unaudited)	(audited)
	£000	£000	£000

Loss for the period	(3,527)	(2,632)	(4,936)

Adjustments for:

Depreciation	46	66	135

Loss on disposal of equipment	3	—	8

Amortisation of intangibles	—	348	522

Interest income	(110)	(54)	(63)

Interest expense	192	637	1,453

Foreign currency finance cost	(121)	(1,106)	(2,432)

Share options	478	146	291

Changes in working capital

Trade and other receivables	(120)	38	46

Trade and other payables	14	99	457

Cash used in operations	(3,145)	(2,458)	(4,519)